[LETTERHEAD OF BLAZZARD, GRODD & HASENAUER]

                                  April 3, 2000



Board of Managers
JNLNY Variable Fund II LLC
5901 Executive Drive
Lansing, MI 48911

         Re:     Opinion of Counsel - JNLNY Variable Fund II LLC

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form N-1A with respect to JNLNY Variable Fund II LLC.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

         1. JNLNY Variable Fund II LLC ("Fund") is an open-end management investment company.

         2. The Fund is created and validly existing pursuant to the Delaware Laws.

         3. All of the prescribed Fund procedures for the issuance of the interests have been followed, and, when such interests are issued in accordance with the Prospectus contained in the Registration Statement for such interests, all state requirements relating to such Fund interests will have been complied with.




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Board of Managers
JNLNY Variable Fund II LLC
Page 2

         4. Upon the acceptance of purchase payments made by interest holders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such interest holders will have legally-issued, fully paid, non-assessable interests of the Fund.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

                                    Sincerely,

                                    BLAZZARD, GRODD & HASENAUER, P.C.


                                    By: /s/ Raymond A. O'Hara III
                                        -------------------------
                                        Raymond A. O'Hara III